Exhibit A-4(vi)

THIS BOND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED BY THE HOLDER HEREOF WITHOUT THE PRIOR CONSENT OF THE COMPANY, WHICH WILL NOT BE UNREASONABLY WITHHELD.

THIS BOND HAS NOT BEEN REGISTERED FOR OFFER OR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE, EXCEPT UNDER SUCH CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.

BY ITS ACCEPTANCE OF THE SECURITIES EVIDENCED HEREBY OR A BENEFICIAL INTEREST IN SUCH SECURITIES, THE HOLDER OF, AND ANY PERSON THAT ACQUIRES A BENEFICIAL INTEREST IN, SUCH SECURITIES AGREES TO BE BOUND BY THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT (THE "REGISTRATION RIGHTS AGREEMENT") DATED AS OF SEPTEMBER 28, 2005 AND RELATING TO THE REGISTRATION UNDER THE SECURITIES ACT OF SECURITIES EXCHANGEABLE FOR THE SECURITIES EVIDENCED HEREBY AND REGISTRATION OF THE SECURITIES EVIDENCED HEREBY.

No. R-1 $200,000,000

ENTERGY GULF STATES, INC.
FIRST MORTGAGE BOND, FLOATING RATE SERIES
DUE OCTOBER 2, 2006

ENTERGY GULF STATES, INC., a Texas corporation (hereinafter sometimes called the "Company"), for value received, hereby promises to pay to Citicorp North America, Inc., or registered assigns, TWO HUNDRED MILLION Dollars on October 2, 2006, and to pay interest thereon from September 28, 2005, if the date of this bond is prior to January 1, 2006, or, if the date of this bond is on or after January 1, 2006, from the January 1, April 1, July 1 and October 1 immediately preceding the date of this bond to which interest has been paid (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof) at the per annum rate for the Initial Interest Period determined in accordance with the terms of the Indenture hereinafter mentioned and for each Interest Period other than the Initial Interest Period determined by the Calculation Agent on each Interest Determination Date, as such terms are defined in the Indenture hereinafter mentioned, on January 1, April 1, July 1 and October 1 of each year and at maturity (for the Interest Period from and including July 1, 2006 to but excluding October 2, 2006) or earlier redemption, until payment of the principal hereof. If the Company does not comply with certain of its obligations under the Registration Rights Agreement, this bond shall, in accordance with Section 2(e) of the Registration Rights Agreement, bear additional interest ("Additional Interest") in addition to the interest provided for in the immediately preceding sentence. For purposes of this bond, the term "interest" shall be deemed to include interest provided for in the second immediately preceding sentence and Additional Interest, if any. The interest so payable on any January 1, April 1, July 1 and October 1 will be paid to the person in whose name this bond is registered at the close of business 15 calendar days next preceding such interest payment date, unless the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name this bond is registered on the date of payment of such defaulted interest. If any interest payment date for this bond falls on a day that is not a Business Day, the payment of interest will be made on the next succeeding Business Day. If the maturity date or any redemption date of this bond falls on a day that is not a Business Day, the payment of principal and interest (to the extent payable with respect to the principal being redeemed if on a redemption date) will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date or such redemption date.

Both principal of and interest on this bond will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the corporate trust office in the Borough of Manhattan, City and State of New York, of the Trustee under the Indenture.

This bond shall not become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee.

The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, Entergy Gulf States, Inc. has caused these presents to be executed in its corporate name, by facsimile signature or manually, by its President or one of its Vice Presidents and by its Treasurer or an Assistant Treasurer under its corporate seal or a facsimile thereof, all as of September 28, 2005.

ENTERGY GULF STATES, INC.

By: /s/Nathan E. Langston
Senior Vice President and Chief Accounting Officer

And By: /s/Frank Williford
Assistant Treasurer

[SEAL]

ENTERGY GULF STATES, INC.
FIRST MORTGAGE BOND, FLOATING RATE SERIES
DUE OCTOBER 2, 2006 (Continued)

This bond is one of the bonds, of the above designated series, of an authorized issue of bonds of the Company, known as First Mortgage Bonds, issued or issuable in one or more series under and equally secured (except insofar as any sinking and/or improvement fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of Mortgage dated September 1, 1926, as supplemented and modified by indentures supplemental thereto, to and including a Seventy-second Supplemental Indenture dated as of September 1, 2005 to JPMorgan Chase Bank, N.A. as Trustee, to which Indenture of Mortgage, as so supplemented and modified, and all indentures supplemental thereto (herein sometimes called the Indenture) reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustee, the rights of the holders of said bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said bonds may be issued thereunder.

This bond is redeemable as provided in the Indenture, including the right of the Company to give notice of redemption conditioned upon its deposit of funds provided for in the Seventy-second Supplemental Indenture with respect to this series.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than seventy-five percent in principal amount of the bonds (exclusive of the bonds disqualified by reason of the Company's interest therein) at the time outstanding, including, if more than one series of bonds shall be at the time outstanding, not less than sixty percent in principal amount of each series affected, to effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds; provided, however, that no such modification or alteration shall be made without the written approval or consent of the registered owner hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or (c) reduce the percentage of the principal amount of the bonds upon the approval or consent of the holders of which modifications or alterations may be made as aforesaid.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney at the corporate trust office in the Borough of Manhattan, City and State of New York, of the Trustee upon surrender of this bond for cancellation and upon payment, if the Company shall so require, of the charges provided for in the Indenture, and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.

The registered owner of this bond, at the option of said owner, may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of bonds of the same series but of other authorized denominations, upon payment, if the Company shall so require, of the charges provided for in the Indenture and subject to the terms and conditions therein set forth.

If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of certain specified percentages of the bonds at the time outstanding, including in certain cases specified percentages of bonds of particular series, may in those cases, to the extent and under the conditions provided in the Indenture, waive certain defaults thereunder and the consequences of such defaults.

No recourse shall be had for the payment of the principal of or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, shareholders, directors and officers, as such, being waived and released by the holder and owner hereof by the acceptance of this bond and as provided in the Indenture.

TRUSTEE'S AUTHENTICATION CERTIFICATE

This is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A.
As Trustee

By:  /s/James D. Heaney
Authorized Officer